Certificate of Secretary
THE KOREA FUND, INC.
(the “Fund”)
Regarding Fidelity Bond
     The undersigned, being the duly elected, qualified and acting Secretary of The Korea Fund, Inc., a Maryland corporation (the “Fund”), hereby certifies that attached hereto is a true and complete copy of resolutions that were approved in substantially the form attached hereto by the Board of Directors of the Fund at a meeting held on October 26, 2010, at which a quorum was present and voted in favor thereof, and that said resolutions have not been revoked or amended and are now in full force and effect.
     IN WITNESS WHEREOF, the undersigned has executed this certificate as Secretary of The Korea Fund, Inc. on this 24th day of November, 2010.

Thomas J. Fuccillo
Secretary

THE KOREA FUND, INC.
(the “Fund”)
Minutes of the Meeting of the Board of Directors held on October 26, 2010
Approval of Amended Fidelity Bond Coverage
RESOLVED, that after considering all relevant factors, including but not limited to the Fund’s aggregate assets to which persons covered by the bond have access, the type and terms of arrangements made for custody and safekeeping of assets, and the nature of the securities held by the Fund, an amendment to the Registered Management Investment Company Bond, issued by Great American Insurance Company, covering larceny, embezzlement and certain other acts, to increase the limit of liability for the period ending April 30, 2011 to $900,000, for an additional annual premium of $344, to be pro-rated based on the date the limit of liability is actually increased, be, and it hereby is, approved.
RESOLVED, that pursuant to Rule 17g-1 under the Investment Company Act of 1940, as amended, Brian S. Shlissel, Treasurer, Principal Financial and Accounting Officer; Lawrence G. Altadonna, Assistant Treasurer; Thomas J. Fuccillo, Secretary and Chief Legal Officer; and Lagan Srivastava, Assistant Secretary, are each hereby designated as an agent for the Fund to cause the filings and the notices required by subparagraph (g) of said Rule to be made and given.
RESOLVED, that the officers of the Fund, or any of them, are authorized to make any and all payments and to do any and all other acts in the name of the Fund and on its behalf and they, or any of them, may determine to be necessary or appropriate in connection with or in furtherance of the foregoing resolutions, the necessity or propriety thereof being conclusively proven by the making or doing thereof.